UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 27, 2009

FRANKLIN CREDIT HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	26-3104776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-4402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On February 27, 2009, Franklin Credit Management Corporation, the registrant’s wholly-owned subsidiary (“Franklin Credit”) entered into amendments to the Loan Servicing Agreement (the “Bosco Servicing Agreement”), dated as of May 28, 2008, by and between Franklin Credit and Bosco Credit LLC (“Bosco”) and the Servicer Tri-Party Agreement (the “TriParty Agreement”), dated as of May 28, 2008, by and among Franklin Credit, Bosco, Bosco REO LLC, a subsidiary of Bosco, and The Huntington National Bank, an administrator for Bosco’s lenders (such amendments together, the “Amendments”).

Bosco is owned and controlled by Thomas J. Axon, Franklin Credit’s chairman.

Pursuant to the Bosco Servicing Agreement and the Tri-Party Agreement, Franklin Credit services approximately $239 million of residential home equity line of credit mortgage loans for Bosco.  In consideration of its services, Franklin Credit receives monthly fees based on the unpaid principal balance of the loans subject to servicing, the collections of principal, and the collections on principal of seriously delinquent mortgages, as well as various ancillary fees and reimbursement of certain servicing expenses.

The Amendments revise the order of priority of distributions to be made by the administrative agent for Bosco’s lenders.  Specifically, the Amendments provide that for the next 12 months, payment of Franklin Credit’s monthly servicing fee will be paid only after a monthly loan modification fee of $29,166.67 is paid to Bosco’s lenders.

Additionally, the Amendments provide that on each monthly payment date, if the aggregate amount of net collections is less than $1 million, 25% of Franklin Credit’s servicing fee will be paid only after certain other monthly distributions are made, including, among other things, payments made by Bosco to repay its third party indebtedness. The term of this provision is indefinite.

If the anount of collections is not sufficient to make the required payments in any given month, the unpaid payments or portions thereof will accrue and become due and payable the next month.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                FRANKLIN CREDIT HOLDING CORPORATION

                By: /s/ Paul D. Colasono
               Name: Paul D. Colasono
               Title:   Chief Financial Officer and
                                                   Executive Vice President

Date:   March 5, 2009